                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

LAMSON & SESSIONS REPORTS RECORD NET SALES FOR FOURTH QUARTER AND FULL YEAR 2005

     - NET SALES INCREASED 48 PERCENT IN THE FOURTH QUARTER AND 28 PERCENT FOR THE FULL YEAR

     - DILUTED EARNINGS PER SHARE ROSE TO 93 CENTS IN THE FOURTH QUARTER AND $1.82 FOR THE FULL YEAR

     -    DEBT REDUCED TO A FIVE YEAR LOW OF $60.8 MILLION

     - FIRST QUARTER 2006 OUTLOOK: NET SALES UP 24 TO 28 PERCENT VERSUS FIRST QUARTER 2005 AND DILUTED EARNINGS PER SHARE ESTIMATED AT 41 TO 44 CENTS VERSUS 15 CENTS IN 2005

          CLEVELAND, Ohio, February 16, 2006 - Lamson & Sessions (NYSE:LMS) today announced record net sales and net income for the fourth quarter and full year 2005. Net sales reached $143.3 million in the fourth quarter of 2005, an increase of 48 percent compared with the $97.1 million reported in the fourth quarter of 2004. Net income rose to $14.6 million, or 93 cents per diluted share in the fourth quarter of 2005, representing over a tenfold increase compared with the $1.3 million, or 9 cents per diluted share reported for the fourth quarter of 2004.

          For the full year 2005, the Company's net sales grew 28 percent to a record $494.2 million compared with the $387.1 million reported in 2004. Net income increased to a record $27.4 million, or $1.82 per diluted share, an increase of nearly 350 percent compared with net income of $6.1 million, or 43 cents per diluted share, from continuing operations reported in 2004. On January 17, 2006, the Company updated its earnings estimate to a range of 89 to 91 cents per diluted share for the fourth quarter and $1.76 to $1.79 per diluted share for the full year 2005.

          "Our outstanding results for 2005 resulted from a combination of strong markets, strong products and our continuing pursuit of operational excellence," said John B. Schulze, Chairman, President and Chief Executive Officer. "The 2006 forecasts for our end markets are very encouraging as we look to build on our success realized in 2005."

          The Company experienced moderate strengthening in its end markets in the fourth quarter of 2005 coupled with "force majeure" conditions experienced by major raw material suppliers, which resulted in some material shortages, a substantial increase in raw material costs and higher selling prices for conduit products in the Company's PVC Pipe business segment.

          Operating expenses rose by 35.5 percent in the fourth quarter and 15.7 percent for the full year 2005 reflecting higher variable sales costs and incentive compensation expense based on the Company's strong financial results.

          Operating income reached $23.9 million in the fourth quarter of 2005, more than five times greater than the $3.6 million reported in the fourth quarter of 2004. For the full year 2005, the Company's operating income totaled $50.6 million, which is nearly three times the $17.7 million reported for 2004.

Business Segments

          The Carlon business segment grew net sales to $223.5 million in 2005, an increase of more than 21 percent compared with the $183.8 million reported in 2004. Approximately half of this growth came from telecom product sales, primarily in support of fiber-to-the-premise projects. Electrical product sales accounted for about 30 percent of this growth as residential construction was strong all year and commercial construction improved in the second half of the year.

          Operating income for Carlon totaled $27.0 million, or 12.1 percent of net sales, in 2005 compared with $16.8 million, or 9.2 percent of net sales in 2004. Improved gross margin reflecting greater fixed cost absorption and higher unit sales more than offset increased variable selling costs and incentive compensation expense.

          Net sales for Lamson Home Products rose to $105.0 million in 2005, an increase of 21.4 percent compared with the $86.5 million reported for 2004. End market expansion, new product introductions and increased selling prices offsetting higher raw material costs were primarily responsible for the net sales growth.

          Operating income for Lamson Home Products increased to $15.0 million, or 14.3 percent of net sales, in 2005 compared with $8.8 million, or 10.1 percent in 2004. Higher raw material and transportation costs eroded gross margin in the second half of 2005, resulting in slight improvement in operating income for the fourth quarter of 2005 compared with the fourth quarter of 2004, despite a 12 percent improvement in net sales.


                                     2 of 9

          Net sales for the PVC Pipe business segment doubled in the fourth quarter of 2005 to $58.5 million compared with $29.2 million in the fourth quarter of 2004. The aftermath of the Gulf Coast hurricanes created increased demand and substantially higher raw material costs while raw material availability was restricted due to "force majeure" conditions experienced by the Company's key suppliers. For the full year 2005, net sales totaled $165.7 million, or 41.8 percent higher than the $116.8 million reported in 2004.

          Operating income for PVC Pipe in the fourth quarter rose significantly to $18 million compared with an operating loss of $737,000 reported in the fourth quarter of 2004. For the full year 2005, operating income totaled $17.5 million compared with an operating loss of $1.5 million reported in 2004.

Working Capital and Debt

          While the Company grew net sales significantly in 2005, working capital efficiency continued to improve as well. Inventory turns improved in each quarter of 2005 compared with the same quarter in 2004 and ended the year at a record 9.1 times compared with 7.5 times in 2004.

          Accounts receivable grew sharply in line with the substantial increase in net sales in 2005, but the days sales outstanding remained relatively unchanged at 50.9 days compared with 51.1 days at year-end 2004. Aging continues to be very good with only 1.1 percent of the accounts receivable balance 60 days or older.

          Cash provided by operating activities more than doubled to almost $30 million in 2005 compared with $11.8 million in 2004. In addition, the Company made a voluntary contribution of $4 million to a defined benefit pension plan. At this time, all of the Company's qualified pension plans are fully funded and are not taking on new participants.

          The Company's total debt decreased to $60.8 million for 2005 compared with $87.8 million at the end of 2004. This is the Company's lowest debt level in five years and represents approximately 40 percent of the Company's total capitalization at the end of 2005.

Outlook for 2006

          Overall, the Company's key end markets appear to be well-positioned to support further growth in 2006. The telecom infrastructure market is forecast to continue the growth path which began in 2004 with Verizon's fiber-to-the premise program. Verizon is expected to accelerate its


                                     3 of 9
activity in 2006, and industry activity is expected to expand as AT&T accelerates its fiber program. Management anticipates telecom product sales to grow at a 6 to 9 percent rate in 2006.

          While residential construction has been a key growth market for the Company over the past several years, the pace of new home construction is expected to moderate to a level of 1.7 million to 1.8 million units in 2006. However, the rehabilitation of existing homes is still expected to remain strong, and the Company expects that overall growth in the residential market will continue in 2006.

          Commercial and industrial construction market activity strengthened late in 2005 and is forecast to improve further in 2006 at a pace of 6 to 7 percent. This is the Company's largest end market and it accounts for approximately 40 percent of the Company's net sales.

          The availability of raw materials returned to normal as 2006 began, although the costs of resins and other additives remain at historically high levels. High fuel costs continue to persist and will likely remain at elevated levels as oil and oil derivatives are forecast to maintain their current cost range for most of 2006. With unusual supply constraints removed, the cost of resins is forecast to moderate over the next several quarters, but no significant capacity additions will affect supply until the second half of 2007. The cost of natural gas has begun to trend lower in the first quarter of 2006 and could result in a further moderation in polyvinyl chloride (PVC) resin costs if the trend continues.

          In summary, with end markets projecting favorable growth trends and raw material availability and costs stabilizing, management believes that Lamson & Sessions is well-positioned to continue to meet its long-term net sales growth goal of 8 to 10 percent in 2006. We anticipate a strong start to the year with market activity moderating in the second half of 2006.

          For the first quarter of 2006, the Company estimates that net sales will range from $123 million to $127 million, an increase of approximately 24 to 28 percent over the first quarter of 2005. This improved net sales level is expected to result in net income of $6.5 million to $7.0 million, or 41 to 44 cents per diluted share, for the first quarter of 2006 and compares favorably with the $2.2 million, or 15 cents per diluted share, reported in the first quarter of 2005.

          The Company will not provide any additional quarterly or full year estimates at this time. Management will address subsequent quarter estimates as the year progresses. In addition, management anticipates that the Company's net sales and diluted earnings per share for the second and third quarters of 2006 will compare favorably with the same periods in 2005, but it is very unlikely that the exceptionally strong results of the fourth quarter of 2005 will recur. Finally,


                                     4 of 9
management intends to further reduce the Company's debt leverage in 2006, but will also continue to evaluate potential acquisitions to further grow the business.

Conference Call

          A live Internet broadcast of the Company's conference call regarding its fourth quarter and full year financial performance can be accessed via the investor relations page on the Company's Web site (www.lamson-sessions.com) at 2:00 p.m. Eastern Time on Thursday, February 16, 2006.

          Lamson & Sessions is a leading producer of thermoplastic enclosures, fittings, wiring outlet boxes and conduit for the electrical, telecommunications, consumer, power and wastewater markets. For additional information, please visit our Web site at: www.lamson-sessions.com.

          This press release contains forward-looking statements that involve risks and uncertainties within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those expected as a result of a variety of factors, such as: (i) the volatility of resin pricing,
(ii) the ability of the Company to pass through raw material cost increases to its customers, (iii) the continued availability of raw materials and consistent electrical power supplies, (iv) maintaining a stable level of housing starts, telecommunications infrastructure spending, consumer confidence and general construction trends and (v) any adverse change in the country's general economic condition affecting the markets for the Company's products. Because forward-looking statements are based on a number of beliefs, estimates and assumptions by management that could ultimately prove to be inaccurate, there is no assurance that any forward-looking statement will prove to be accurate.

FOR FURTHER INFORMATION, PLEASE CONTACT:

James J. Abel
Executive Vice President and
Chief Financial Officer
Lamson & Sessions
(216) 766-6557


                                     5 of 9

                            THE LAMSON & SESSIONS CO.
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                FOURTH QUARTER ENDED                  TWELVE MONTHS ENDED
                                         ----------------------------------   -----------------------------------
                                           2005               2004              2005               2004
                                         --------           -------           --------           --------
NET SALES                                $143,341   100.0%  $97,077   100.0%  $494,195   100.0%  $387,139   100.0%
COST OF PRODUCTS SOLD                     104,626    73.0%   82,088    84.6%   392,580    79.4%   323,455    83.6%
                                         --------           -------           --------           --------
GROSS PROFIT                               38,715    27.0%   14,989    15.4%   101,615    20.6%    63,684    16.4%
SELLING AND MARKETING EXPENSES              8,096     5.6%    6,426     6.6%    30,523     6.2%    26,527     6.8%
GENERAL AND ADMINISTRATIVE EXPENSES         6,142     4.3%    3,969     4.1%    18,549     3.8%    15,349     4.0%
RESEARCH AND DEVELOPMENT                      531     0.4%      506     0.5%     1,936     0.4%     2,198     0.6%
                                         --------           -------           --------           --------
OPERATING EXPENSES                         14,769    10.3%   10,901    11.2%    51,008    10.4%    44,074    11.4%
LITIGATION SETTLEMENT                          --     0.0%       --     0.0%        --     0.0%     1,728     0.4%
OTHER EXPENSE, NET                             --     0.0%      444     0.4%        --     0.0%       213     0.1%
                                         --------           -------           --------           --------
OPERATING INCOME                           23,946    16.7%    3,644     3.8%    50,607    10.2%    17,669     4.5%
INTEREST                                    1,276     0.9%    2,028     2.1%     6,908     1.4%     7,925     2.0%
                                         --------           -------           --------           --------
INCOME FROM CONTINUING OPERATIONS
   BEFORE INCOME TAXES                     22,670    15.8%    1,616     1.7%    43,699     8.8%     9,744     2.5%
INCOME TAX PROVISION                        8,059     5.6%      345     0.4%    16,304     3.3%     3,596     0.9%
                                         --------           -------           --------           --------
INCOME FROM CONTINUING OPERATIONS          14,611    10.2%    1,271     1.3%    27,395     5.5%     6,148     1.6%
INCOME FROM DISCONTINUED OPERATIONS,
   NET OF INCOME TAX OF $256                   --     0.0%       --     0.0%        --     0.0%       401     0.1%
                                         --------           -------           --------           --------
NET INCOME                               $ 14,611    10.2%  $ 1,271     1.3%  $ 27,395     5.5%  $  6,549     1.7%
                                         ========           =======           ========           ========
BASIC EARNINGS PER SHARE:
EARNINGS FROM CONTINUING OPERATIONS      $   0.99           $  0.09           $   1.91           $   0.45
EARNINGS FROM DISCONTINUED OPERATIONS,
   NET OF TAX                                  --                --                 --               0.03
                                         --------           -------           --------           --------
NET EARNINGS                             $   0.99           $  0.09           $   1.91           $   0.47
                                         ========           =======           ========           ========
AVERAGE SHARES OUTSTANDING                 14,736            13,878             14,311             13,815
                                         ========           =======           ========           ========
DILUTED EARNINGS PER SHARE:
EARNINGS FROM CONTINUING OPERATIONS      $   0.93           $  0.09           $   1.82           $   0.43
EARNINGS FROM DISCONTINUED OPERATIONS,
   NET OF TAX                                  --                --                 --               0.03
                                         --------           -------           --------           --------
NET EARNINGS                             $   0.93           $  0.09           $   1.82           $   0.46
                                         ========           =======           ========           ========
DILUTED AVERAGE SHARES OUTSTANDING         15,632            14,417             15,034             14,164
                                         ========           =======           ========           ========


                                     6 of 9

                            THE LAMSON & SESSIONS CO.
                     CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                                 (In thousands)

                                               YEAR ENDED         YEAR ENDED
                                           DECEMBER 31, 2005   JANUARY 1, 2005
                                           -----------------   ---------------
ACCOUNTS RECEIVABLE, NET                        $ 68,507           $ 48,391
INVENTORIES, NET                                  43,987             36,860
OTHER CURRENT ASSETS                              16,703             15,494
PROPERTY, PLANT AND EQUIPMENT, NET                48,833             47,961
GOODWILL                                          21,441             21,480
PENSION ASSETS                                    34,369             30,513
OTHER ASSETS                                       6,167             17,803
                                                --------           --------
TOTAL ASSETS                                    $240,007           $218,502
                                                ========           ========

ACCOUNTS PAYABLE                                $ 30,943           $ 24,213
SECURED CREDIT AGREEMENT - CURRENT                 5,000             75,000
OTHER CURRENT LIABILITIES                         36,035             31,899
LONG-TERM DEBT                                    55,026             11,876
OTHER LONG-TERM LIABILITIES                       22,704             30,138
SHAREHOLDERS' EQUITY                              90,299             45,376
                                                --------           --------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY        $240,007           $218,502
                                                ========           ========


                                     7 of 9

                            THE LAMSON & SESSIONS CO.
                CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)
                                 (In thousands)

                                                       TWELVE MONTHS ENDED
                                                       -------------------
                                                         2005       2004
                                                       --------   --------
OPERATING ACTIVITIES
   NET INCOME                                          $ 27,395   $  6,549
   ADJUSTMENTS TO RECONCILE NET INCOME TO CASH
      PROVIDED BY OPERATING ACTIVITIES
      DEPRECIATION                                        8,911      9,140
      AMORTIZATION                                        1,260      1,599
      GAIN ON SALE OF FIXED ASSETS                           --       (933)
      DEFERRED INCOME TAXES                               8,394      3,646
   CHANGES IN OPERATING ASSETS AND LIABILITIES
      ACCOUNTS RECEIVABLE                               (20,116)   (10,195)
      INVENTORIES                                        (7,127)    (6,717)
      PREPAID EXPENSES AND OTHER                          1,441        313
      ACCOUNTS PAYABLE                                    6,730      7,285
      ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES      2,128        767
      TAX BENEFIT FROM EXERCISE OF STOCK OPTIONS          6,221        159
      PENSION PLAN CONTRIBUTIONS                         (5,845)    (1,866)
      OTHER LONG-TERM ITEMS                                 327      2,088
                                                       --------   --------
CASH PROVIDED BY OPERATING ACTIVITIES                    29,719     11,835

INVESTING ACTIVITIES
   NET ADDITIONS TO PROPERTY, PLANT, AND EQUIPMENT       (9,783)    (6,370)
   PROCEEDS FROM SALE OF FIXED ASSETS                        --      1,595
   ACQUISITIONS AND RELATED ITEMS                          (187)      (250)
                                                       --------   --------
CASH USED IN INVESTING ACTIVITIES                        (9,970)    (5,025)

FINANCING ACTIVITIES
   NET PAYMENTS UNDER SECURED CREDIT AGREEMENT          (26,100)    (6,400)
   PAYMENTS ON OTHER LONG-TERM BORROWINGS                  (850)      (599)
   PURCHASE AND RETIREMENT OF TREASURY STOCK                 --       (205)
   EXERCISE OF STOCK OPTIONS                              7,728        609
                                                       --------   --------
CASH USED IN FINANCING ACTIVITIES                       (19,222)    (6,595)
                                                       --------   --------

INCREASE IN CASH AND CASH EQUIVALENTS                       527        215

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR              683        468
                                                       --------   --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD             $  1,210   $    683
                                                       ========   ========


                                     8 of 9

                            THE LAMSON & SESSIONS CO.
                                BUSINESS SEGMENTS
                                 (IN THOUSANDS)

                                     FOURTH QUARTER ENDED   TWELVE MONTHS ENDED
                                     --------------------   -------------------
                                        2005       2004       2005       2004
                                      --------   -------    --------   --------
NET SALES
   CARLON                             $ 58,457   $44,313    $223,500   $183,800
   LAMSON HOME PRODUCTS                 26,388    23,548     105,039     86,510
   PVC PIPE                             58,496    29,216     165,656    116,829
                                      --------   -------    --------   --------
                                      $143,341   $97,077    $494,195   $387,139
                                      ========   =======    ========   ========

OPERATING INCOME (LOSS)
   CARLON                             $  6,815   $ 4,024    $ 26,980   $ 16,836
   LAMSON HOME PRODUCTS                  2,576     2,493      15,021      8,776
   PVC PIPE                             18,005      (737)     17,475     (1,502)
   CORPORATE OFFICE                     (3,450)   (1,692)     (8,869)    (6,228)
   OTHER EXPENSE                            --      (444)         --       (213)
                                      --------   -------    --------   --------
                                      $ 23,946   $ 3,644    $ 50,607   $ 17,669
                                      ========   =======    ========   ========

DEPRECIATION AND AMORTIZATION
   CARLON                             $    892   $ 1,264    $  4,596   $  5,342
   LAMSON HOME PRODUCTS                    452       488       1,842      1,881
   PVC PIPE                                913       887       3,733      3,516
                                      --------   -------    --------   --------
                                      $  2,257   $ 2,639    $ 10,171   $ 10,739
                                      ========   =======    ========   ========

    TOTAL ASSETS BY BUSINESS SEGMENT AT DECEMBER 31, 2005 AND JANUARY 1, 2005

                                             DECEMBER 31, 2005   JANUARY 1, 2005
                                             -----------------   ---------------
IDENTIFIABLE ASSETS
   CARLON                                         $ 86,858          $ 77,473
   LAMSON HOME PRODUCTS                             38,286            34,190
   PVC PIPE                                         57,985            44,650
   CORPORATE OFFICE (INCLUDES CASH,
      DEFERRED TAX, AND PENSION ASSETS)             56,878            62,189
                                                  --------          --------
                                                  $240,007          $218,502
                                                  ========          ========


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